Exhibit 21




The company's subsidiaries are:

             Name                                     State of Organization
   ------------------------------------------         ---------------------
   EIC Variable, Inc.                                         New York
   Equitable Investment Services, Inc.                        Iowa
   Equitable Life Insurance Company of Iowa                   Iowa
   Equitable of Iowa Securities Network, Inc.                 Iowa
   Locust Street Securities, Inc.                             Iowa
   Equitable of Iowa Companies Capital Trust                  Delaware


All are wholly-owned.

USG Annuity & Life Company, an Oklahoma corporation, and Equitable American Insurance Company, an Iowa corporation, are wholly-owned subsidiaries of Equitable Life Insurance Company of Iowa. Golden American Life Insurance Company, a Delaware stock life insurance company, and Directed Services, Inc., a New York corporation, are wholly-owned subsidiaries of EIC Variable, Inc. In addition, these entities own other subsidiaries which are not considered in the aggregate to be a significant subsidiary as defined in Securities and Exchange Commission rules.

All subsidiaries do business only under their corporate names.